Exhibit 99.1

Century Therapeutics Reports Full Year 2025 Financial Results and Business Updates

·	CNTY-813, lead beta islet cell therapy program as a potential functional cure for type 1 diabetes, in Investigational New Drug (IND)-enabling studies; IND submission expected in 4Q 2026 to support anticipated initial clinical data in 2H 2027

·	CNTY-308, a CD19-targeted CAR-iT cell therapy engineered with Allo-Evasion™ 5.0, on track to enter the clinic in 2026

·	Strengthened balance sheet and cash runway extended into 1Q 2029 from oversubscribed $135 million private placement in January 2026

PHILADELPHIA, March 12, 2026 -- Century Therapeutics, Inc. (‘Century’, NASDAQ: IPSC), a biotechnology company developing induced pluripotent stem cell (iPSC)-derived cell therapies for autoimmune diseases, including type 1 diabetes, and cancer, today reported financial results for the full year ended December 31, 2025, and recent business highlights.

“Century entered 2026 with strong momentum, fueled by the successful completion of our $135 million private placement and continued focus on advancing our prioritized programs closer to patients living with significant unmet medical need,” said Brent Pfeiffenberger, Pharm.D., Chief Executive Officer of Century Therapeutics. “We are moving fast and executing with precision on CNTY-813, our top priority and a program we believe has the potential to functionally cure type 1 diabetes. Recent achievements, including compelling preclinical results combined with constructive interactions with the FDA, strengthen our confidence in the clinical path ahead. We plan to submit an IND as early as the fourth quarter of this year and anticipate initial clinical data in the second half of 2027. We are energized by the progress across our pipeline, confident in the road ahead, and focused on advancing our most promising programs into the clinic.”

Fourth Quarter 2025 and Recent Highlights

Pipeline

·	CNTY-813, priority program for type 1 diabetes, advancing through IND-enabling activities and tracking toward planned IND submission in 2026: Century continues to advance IND-enabling studies for its lead pipeline program, CNTY-813, a beta islet replacement therapy with Allo-Evasion™ 5.0 as a potential functional cure for type 1 diabetes. To date, Century has generated compelling preclinical data for CNTY-813, demonstrating high potency and long duration for functional glucose control and protection against immune rejection via Allo-Evasion™ 5.0 engineering to potentially minimize or eliminate the need for chronic immunosuppression. This data package, which includes the maintenance of normoglycemia in animal models for more than 6 months, completion of the manufacturing of a GMP Master Cell Bank for CNTY-813, along with recent engagement with the U.S. Food and Drug Administration (FDA), has reinforced the company’s belief in an efficient pathway to IND submission for CNTY-813. Century expects to submit an IND for the program in the fourth quarter of 2026 and anticipates initial clinical data in the second half of 2027.

·	CNTY-308 advancing in IND-enabling studies for projected clinical entry in 2026: Century continues to make progress in IND-enabling studies with CNTY-308, a CD19-targeted CD4+/CD8+ ab CAR-iT cell therapy with Allo-Evasion™ 5.0 as a potential treatment for B-cell-mediated diseases. In previously presented preclinical studies, CNTY-308 demonstrated functional comparability to primary CAR-T cells, including target-mediated proliferation, cytokine secretion, and long-term persistence. These data, coupled with the growing academic and industry experience with CAR-T treatment supporting its potential to deliver deep and durable responses in patients, reinforce Century’s belief in CNTY-308 to deliver autologous, CAR-T-like clinical benefits in an allogeneic, patient-centric format for enhanced treatment accessibility. Subject to completion of IND-enabling studies and regulatory clearance, Century expects CNTY-308 to enter the clinic in 2026.

·	Additional insights from ongoing CARAMEL IST expected in 2026: The company anticipates updated preliminary clinical data this year from the ongoing CARAMEL study, a Phase 1/2 investigator-sponsored trial (IST) led by Professors Georg Schett and Andreas Mackensen and sponsored by the Friedrich-Alexander University Erlangen-Nürnberg. Previously disclosed clinical data from the trial have demonstrated that CNTY-101 was generally well tolerated and exhibits a predictable biologic profile with early signs of clinical response in autoimmune diseases.

Corporate

·	Completed oversubscribed $135 million private placement financing: In January 2026, Century entered into a securities purchase agreement led by new investor TCGX with participation from additional new and existing investors, including RA Capital Management, Commodore Capital, Deep Track Capital, RTW Investments, Venrock Healthcare Capital Partners, and the T1D Fund. The gross proceeds were approximately $135 million before placement agent fees and offering expenses.

·	Appointed two new members to the Board of Directors: In December 2025, Han Lee, Ph.D., M.B.A., and Martin Murphy, Ph.D., were appointed to Century’s Board of Directors. As part of their appointments, Dr. Lee serves as a member of the Audit and the Compensation Committees and Dr. Murphy serves as Chair of the Compensation and a member of the Nominating and Corporate Governance Committees.

Full Year 2025 Financial Results

·	Cash Position: Cash, cash equivalents, and marketable securities were $117.1 million as of December 31, 2025, as compared to $220.1 million as of December 31, 2024. Net cash used in operations was $103.9 million for the year ended December 31, 2025, compared to net cash used in operations of $110.1 million for the year ended December 31, 2024. The company estimates its cash, cash equivalents, and investments as of December 31, 2025, together with the net proceeds raised after year end, will support operations into the first quarter of 2029.

·	Collaboration Revenue: Collaboration revenue generated through the company’s collaboration, option, and license agreement with Bristol-Myers Squibb was $109.2 million for the year ended December 31, 2025, compared to $6.6 million for the same period in 2024.

·	Research and Development (R&D) Expenses: R&D expenses were $95.7 million for the year ended December 31, 2025, compared to $107.2 million for the same period in 2024. The decrease in R&D expenses was primarily due to a reduction of personnel and manufacturing costs, offset by an increase in research and laboratory costs to progress clinical trials and preclinical programs.

·	General and Administrative (G&A) Expenses: G&A expenses were $24.0 million for the year ended December 31, 2025, compared to $33.2 million for the same period in 2024. The decrease was primarily the result of a decrease in legal fees associated with the Clade acquisition in 2024, a gain on lease modification, a gain on reduction of contingent consideration liability, and a decrease in stock-based compensation.

·	Net Loss: Net loss was $9.6 million for the year ended December 31, 2025, compared to net loss of $126.6 million for the same period in 2024.

About Century Therapeutics

Century Therapeutics (NASDAQ: IPSC) is a biotechnology company advancing a pipeline of induced pluripotent stem cell (iPSC)-derived cell therapies with the potential to meaningfully address autoimmune diseases, including type 1 diabetes, and cancer. The company’s therapies are derived from its iPSC cell foundry and leverage its novel immune evasion engineering technology, Allo-Evasion™. Century believes its approach to developing off-the-shelf cell therapies will expand patient access and provide advantages over existing cell therapies which will ultimately advance the course of care. For more information on Century Therapeutics, please visit www.centurytx.com and connect with us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of, The Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts or statements that relate to present facts or current conditions, including but not limited to, statements our timing and expectations regarding our preclinical and clinical development programs, including their planned development, therapeutic potential and market opportunity, ongoing and planned regulatory interactions, the achievement of developmental milestones, corporate strategies, and our financial resources and expected cash runway are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “should,” “expect,” “plan,” “aim,” “seek,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “forecast,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control, including, among others: our ability to successfully advance our current and future product candidates through development activities, preclinical studies, and clinical trials; our ability to meet development milestones on anticipated timelines; uncertainties inherent in the results of preliminary data, pre-clinical studies and earlier-stage clinical trials, which may not be predictive of final results or the results of later-stage clinical trials; our ability to obtain clearance of our future IND or CTA submissions and commence and complete clinical trials on expected timelines, or at all; our reliance on the maintenance of certain key collaborative relationships for the manufacturing and development of our product candidates; the timing, scope and likelihood of regulatory filings and approvals, including final regulatory approval of our product candidates; the impact of geopolitical issues, trade disputes and tariffs, banking instability and inflation on our business and operations, supply chain and labor force; the performance of third parties in connection with the development of our product candidates, including third parties conducting our clinical trials as well as third-party suppliers and manufacturers; our ability to successfully commercialize our product candidates and develop sales and marketing capabilities, if our product candidates are approved; our ability to recruit and maintain key members of management and our ability to maintain and successfully enforce adequate intellectual property protection. These and other risks and uncertainties are described more fully in the “Risk Factors” section of our most recent filings with the Securities and Exchange Commission and available at www.sec.gov. You should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a dynamic industry and economy. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties that we may face. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

For More Information:

Century Therapeutics

Douglas Carr

Senior Vice President, Finance

investor.relations@centurytx.com

JPA Health

Sarah McCabe

smccabe@jpa.com

Century Therapeutics, Inc

Condensed Balance Sheets

(unaudited, in thousands)

	December 31,	December 31,
Assets	2025	2024
Current Assets:
Cash and cash equivalents	$61,853	$58,441
Short-term investments	55,261	130,851
Prepaid expenses and other current assets	3,655	4,759
Total current assets	120,769	194,051
Property and equipment, net	50,026	62,141
Operating lease right-of-use assets, net	16,139	28,706
Long-term investments	-	30,818
Intangible assets	34,200	34,200
Other long-term assets	2,570	3,300
Total assets	$223,704	$353,216

Liabilities, convertible preferred stock, and stockholders' equity
Current liabilities:
Accounts payable	$4,773	$3,075
Accrued expenses and other liabilities	11,696	17,543
Contingent consideration liability, short term	3,757	-
Deferred revenue, current	-	109,164
Total current liabilities	20,226	129,782
Operating lease liability, noncurrent	40,241	48,960
Contingent consideration liability, long term	-	8,738
Deferred tax liability	4,301	4,374
Total liabilities	64,768	191,854
Stockholders' equity
Preferred stock	-	-
Common stock	9	9
Additional paid-in capital	950,814	943,366
Accumulated deficit	(791,917)	(782,337)
Accumulated other comprehensive loss	30	324
Total stockholders' equity	158,936	161,362
Total liabilities and stockholders' equity	$223,704	$353,216

Century Therapeutics, Inc

Condensed consolidated statements of operations

(unaudited, in thousands, except share and per share amounts)

	Year Ended	Year Ended
	December 31, 2025	December 31, 2024
Collaboration Revenue	$109,164	$6,589

Operating Expenses
Research and development	95,667	107,244
General and administrative	24,003	33,155
Impairment of long-lived assets	6,763	-
Impairment of goodwill	-	4,327
Total operating expenses	126,433	144,726

Income (loss) from operations	(17,269)	(138,137)

Interest income	7,346	13,007
Other income, net	275	354
Loss before (benefit) provision for income taxes	(9,648)	(124,776)
(Benefit) provision for income taxes	(68)	1,790
Net Loss	$(9,580)	$(126,566)

Unrealized gain (loss) on investments	(294)	153
Foreign currency translation adjustment gain (loss)	-	63
Comprehensive loss	$(9,874)	$(126,350)

Net loss per common share Basic and Diluted	(0.14)	(1.61)

Weighted average common shares outstanding Basic and Diluted	86,556,515	78,648,958